UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2022

TuSimple Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40326	86-2341575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9191 Towne Centre Drive, Suite 600
San Diego, CA 92122
(Address of principal executive offices, including zip code)

(619) 916-3144

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	TSP	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 10, 2022, TuSimple Holdings Inc. (the “Company” or “TuSimple”) notified The Nasdaq Stock Market LLC (“Nasdaq”) that, as a result of the change in the composition of the Company’s Board of Directors (the “Board”) effective November 10, 2022 as described in Item 5.02 below, the Company was no longer in compliance with Nasdaq Listing Rules 5605(b)(1), which requires the Board to be composed of a majority of independent directors, 5605(c)(2)(A), which requires the Company’s Audit Committee to be composed of at least three independent directors, and 5605(d)(2), which requires the Company’s Compensation Committee to be composed of at least two independent directors.

The Company intends to be compliant with these Nasdaq Listing Rules by or before the end of the applicable cure period.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2022, the Company received a written consent in which stockholders White Marble LLC, White Marble International Limited, Gray Jade Holding Limited, THC International Limited and Brown Jade Holding Limited, which together are the record holders of a majority of the voting power of the outstanding shares of capital stock of the Company, consented to the removal of Brad Buss, Karen C. Francis, Michelle Sterling and Reed Werner from the Company’s board of directors. At such time, Dr. Xiaodi Hou became the sole remaining member of the Company’s board of directors (“Sole Director”).

On November 10, 2022, the Sole Director appointed Mo Chen and Cheng Lu to the Company’s board of directors.

On November 10, 2022, the board of directors (i) removed Ersin Yumer as interim Chief Executive Officer and President of the Company, (ii) appointed Cheng Lu as Chief Executive Officer of the Company, and (iii) appointed Mo Chen, as Executive Chairman of the Company’s board of directors, each effective immediately.

All committee posts on the board of directors were vacated upon the removal of the previous directors. No new committee assignments have been made, including for the Government Security Committee. The Company intends to make committee assignments and to be in compliance with all regulatory and Nasdaq requirements as soon as possible.

Except for a (i) Transition and Separation Agreement, dated as of March 20, 2022, between the Company and Cheng Lu, and (ii) consulting arrangement between Cheng Lu and the Company, there are no other compensation or consulting arrangements with any of the above-named parties, and there are not any family relationships among any of the above-named parties.

Backgrounds

Mo Chen, age 38, is one of the Company’s co-founders and previously served as the Company’s Executive Chairman from September 2020 to June 2022 and as a member of the Board from 2015 to June 2022. Mr. Chen served as the Company’s Chief Executive Officer from 2015 to September 2020. Prior to founding the Company, Mr. Chen served as founder and chief executive officer at Deep Blue Brothers, an online gaming platform. Prior to that, he served as founder of startups in the fields of traditional and online advertising and used car online marketplace. Mr. Chen is also a founder of Hydron Inc. He has more than 12 years of entrepreneurship and management experience. Mr. Chen is a Canadian citizen.

Cheng Lu, age 39, served as the Company’s President from January 2019 to March 2022, as Chief Executive Officer from September 2020 to March 2022 and as a member of the Board from June 2020 to March 2022. Mr. Lu also served as the Company’s Chief Financial Officer from January 2019 to December 2020. Mr. Lu has more than 15 years of experience in operations, strategy and corporate finance. Prior to 2019, Mr. Lu was a private equity investor in Asia. Mr. Lu is an American citizen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TuSimple Holdings Inc.

By:	/s/ Eric Tapia
Eric Tapia
Interim Chief Financial Officer

Dated: November 10, 2022